March 2, 1999




Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C.  20549

Re:  Mike's Original, Inc.
     Registration Statement on Form SB-2

Gentlemen:

     Reference is made to the filing by Mike's Original, Inc. (the "Company") of a Registration Statement on Form SB-2 (the "Registration Statement"), as amended, with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of (a) 700,000 post-split shares of the Company's common stock, par value $.001 per share (the "Common Stock") and (b) an aggregate of 312,000 post-split shares of Common Stock which are owned by selling shareholders (the "Selling Securityholders").

     As counsel for the Company, we have examined its corporate records, including its Certificate of Incorporation, By-Laws, its corporate minutes, the form of its Common Stock certificate and such other documents as we have deemed necessary or relevant under the circumstances.

     Based upon our examination, we are of the opinion that:

     1. The Company is duly organized and validly existing under the laws of the State of Delaware.

     2. The shares of Common Stock covered by the Registration Statement have been duly authorized and, when issued in accordance with their terms, as more fully described in the Registration Statement, will be validly issued, fully paid and non-assessable.

     We hereby consent to be named in the Registration Statement and in the Prospectus which constitutes a part thereof as counsel to the Company, and we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                   Very truly yours,

                                   /s/ Blau, Kramer, Wactlar
                                      & Lieberman, P.C.
                                   BLAU, KRAMER, WACTLAR
                                      & LIEBERMAN, P.C.